EXHIBIT 99.1

  Deckers Outdoor Corporation Announced the Establishment of 10b5-1
         Pre-Arranged Stock Trading Plans by Senior Executives

    GOLETA, Calif.--(BUSINESS WIRE)--Aug. 20, 2004--Deckers Outdoor Corporation (NASDAQ: DECK) today announced that certain of its executive officers, including its Chief Executive Officer, Douglas B. Otto, have established plans under Rule 10b5-1 of the Securities Exchange Act of 1934 to provide for pre-arranged sales of Deckers common stock by them on a quarterly basis, subject to certain price restrictions and other contingencies set forth in each of the plans.
    The plans are effective for an initial term of 23 months from the date they were established in August 2004. Stock transactions under the plans are expected to commence in October 2004 and end in June 2006. At Deckers' current trading price, the maximum number of shares that may be sold under these plans in any quarter is approximately 250,000 shares and, at Deckers' current trading price, the maximum number of shares that may be sold during the 23-month terms of the plans is approximately 1,000,000 shares.
    Rule 10b5-1 permits the establishment of a written plan by insiders when officers and directors are not in possession of material, non-public information, for future sales of company stock. These plans enable officers and directors to gradually diversify their investment portfolios and avoid concerns over whether they had material non-public information when their stock was traded.

    Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear, developed for both high performance outdoor activities and everyday casual lifestyle use. The Company's products are offered under the Teva, Simple and UGG brand names.

    *All statements in this press release that are not historical facts are forward-looking statements, including information related to the number of shares that can be sold during any quarter or the maximum number of shares that may be sold during the terms of the plans. These forward-looking statements are inherently uncertain and are based on the Company's expectations as of today, August 20, 2004. In addition, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Many of the risks, uncertainties and other factors are discussed in detail in the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003. Among the factors that could affect these forward-looking statements are the future trading price of Deckers' stock, future stock option grants and future stock option vesting, among others. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained in the Annual Report on Form 10-K/A for fiscal year 2003, the subsequent Quarterly Reports on Form 10-Q or this news release.

    CONTACT: Company Contact:
             Deckers Outdoor Corporation
             Scott Ash, 805-967-7611
             or
             Investor Relations:
             Integrated Corporate Relations, Inc.
             Chad A. Jacobs or Brendon E. Frey, 203-222-9013